EXHIBIT 4.3

MediWound Ltd.

42 Hayarkon Street

Yavne Israel

, 2014

Clal Biotechnology Industries Ltd.

12 Abba Hillel Silver St.

Ramat Gan 52506, Israel

Ladies and Gentlemen:

Re: Information Rights

This letter confirms our agreement and undertaking that subject to and following the initial public offering of the ordinary shares of MediWound Ltd. (the “Company”) on the Nasdaq Global Market, provided that such offering is consummated not later than August 31, 2014, Clal Biotechnology Industries Ltd. (the “Shareholder”) shall be entitled to the information rights set forth in this letter agreement (this “Agreement”), subject to the terms set forth herein.

1.                            Effectiveness of Rights.

The Shareholder shall have the rights set forth in Sections 2 and 3 of this Agreement until any one of the following conditions is fulfilled: (a) neither the Shareholder nor any company that controls the Shareholder (with the term “control” having the meaning set forth in the Israeli Securities Law 5728-1968, as amended (the “Securities Law”)) is required to issue immediate and periodic reports pursuant to the Securities Law, or (b) the Shareholder holds less than 15% of the issued and outstanding share capital of the Company (the “Rights Period”).

2.                            Rights to Certain Financial Information.

During the Rights Period, the Company shall deliver to the Shareholder:

2.1.                           Annual financial statements (including a balance sheet, statement of income and statement of cash flow), audited by a reputable accounting firm, and accompanied by a customary opinion of such firm, within seven (7) days from the Board approval of such financial statements but in any event within forty-five (45) days after the end of each fiscal year of the Company; and

2.2.                           Un-audited but reviewed by a reputable accounting firm, quarterly financial statements (including a balance sheet, statement of income and statement of cash flow) within seven (7) days from the approval of the Company’s board of directors but in any event within thirty (30) days following the end of each of the first three fiscal quarters of each fiscal year of the Company.

2.3.                           All financial statements and other information provided pursuant to this Section 2 shall be prepared (to the extent applicable) in accordance with International

Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board and, to the extent required, audited by a firm of Independent Certified Public Accountants, selected by the Company and approved by the Company’s board of directors.  Such financial statements and other information  shall reflect any adjustments or modifications reasonably requested by the Shareholder which are necessary for the Shareholder to comply with accounting standards and reporting requirements applicable to it under the Securities Law.

3.                            Rights to Other Information.

3.1.                           During the Rights Period, in the event that information with respect to the Company which is either readily available to the Company or can be prepared by the Company independently exerting reasonable efforts but without undue burden, is required to be disclosed under the Securities Law in any periodic report of the Shareholder or any prospectus or similar document prepared in connection with any public offerings of any kind of the Shareholder, then if reasonably requested by the Shareholder, the Company shall provide such information to the Shareholder within a reasonable period after written request of the Shareholder.

3.2.                           During the Rights Period, in the event that the Shareholder becomes aware of any information relating to the Company that the Shareholder reasonably determines it is required to disclose under the Securities Law, then the Company will, within a reasonable period after written request of the Shareholder (provided that the Company exerts reasonable commercial efforts to provide such information within the time necessary for the Shareholder to meet its filing obligations under the Securities Law), provide to the Shareholder any such information in order for the Shareholder to comply with its disclosure obligations under the Securities Law.

3.3.                           The obligations of the Company under Sections 3.1 and 3.2 above shall be solely to the extent that (x) providing such information may not jeopardize the Company’s attorney-client privilege or cause the Company or any subsidiary thereof to be in violation of any applicable law, or (y) the specific information which is required to be delivered to the Shareholder under this Section 23 does not relate to specific events, occurrences or circumstances with respect to which there is a conflict of interest between the Company and the Shareholder) and the Shareholder shall provide a draft of its proposed disclosure to the Company in advance of such disclosure so that, to the extent reasonably possible, the Company has a reasonable period of time to review and comment on such disclosure and prepare its disclosure relating to such information and publicly disclose such information prior to disclosure by the Shareholder. The Shareholder shall exert reasonable efforts to revise its disclosure on matters relating to the Company based on any comments provided by the Company to such draft proposed disclosure.

3.4.                           The Shareholder shall use reasonable efforts, in the event that disclosure under the Securities Law is required with respect to information provided by the Company under this Section 3, to limit the disclosure to the minimum scope necessary.

4.                            Confidentiality.

4.1.                           The Shareholder agrees that it will keep confidential and will not disclose, divulge, or use for any purpose other than disclosure by the Shareholder pursuant to its reporting obligations under the Securities Law, any information obtained from the Company pursuant to the terms of this Agreement (including, without limitation, notice of the Company’s intention to file a registration statement), unless such information: (a) is known or becomes known to the public in general (other than as a result of a breach of this Agreement by the Shareholder), (b) is or has been made known or disclosed to the Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Shareholder may disclose such confidential information (i) to its officers, attorneys, accountants, consultants, and other professionals to the extent necessary to determine the scope of required disclosure of such confidential information by the Shareholder pursuant to the Securities Law and to prepare such required disclosure; or (ii) as may otherwise be required by law pursuant to any lawful demand of any competent regulatory authority, provided that, without limitation of Section 3 above, the Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.2.                           The Shareholder acknowledges that any information received from the Company under this letter may be deemed material nonpublic information that has not been disclosed to the public, and such Shareholder is prohibited from (i) trading in the Company’s securities, including but not limited to, puts, calls, warrants, options and convertible securities whether or not issued by the Company (a “Derivative Security”), (ii) advising others to trade or to refrain from trading in the Company’s securities or Derivative Securities, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade or to refrain from trading in the Company’s securities or Derivative Securities. This Section 4 shall survive the expiration and/or termination of this Agreement, and shall remain in effect until the information is fully disclosed to the public or until the information, although not disclosed, ceases to be material.

5.                            Successors and Assigns.

The rights and obligations under this Agreement may not be assigned by either party hereto without the consent of the other party.

6.                            Governing Law; Jurisdiction.

This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without regard to conflict of law principles that would result in the application of any law other than the law of the Sate of the State of Israel. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the competent courts of Tel Aviv-Jaffa, Israel for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the competent courts of Tel Aviv-Jaffa, Israel.

7.                            Counterparts; Facsimile.

This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.                            Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.                            Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as kept on record with the Company, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this paragraph 9.

10.                     Consent Required to Amend or Waive.

This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Shareholder.

11.                     Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

12.                     Entire Agreement.

This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement, understanding or arrangement relating to the subject matter hereof existing between the parties are expressly canceled and shall have no further force and effect.

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Sincerely,

MediWound Ltd.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

Clal Biotechnology Industries Ltd.

By:
Name:
Title:

— Signature page for the Information Rights Letter —